ISSUER FREE WRITING PROSPECTUS

Dated May 28, 2013

Filed Pursuant to Rule 433

Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

FREE WRITING PROSPECTUS

Dividend Capital Diversified Property Fund Inc. (the “Company”) filed a registration statement (including a prospectus) for the offering to which this communication relates. Before you invest, you should read the prospectus contained in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The Company’s most recent prospectus is available at http://www.dividendcapitaldiversified.com/investor-relations/.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND AT A GLANCE portfolio of retail, industrial and select office1 At Dividend Capital Diversified Property Fund, we have built a portfolio of properties diversified across multiple property sectors. Direct Real Estate Property Ownership1,2 We believe that a conservative leverage ratio helps mitigate potential refinancing risk during turbulent market conditions. 1 As of March 31, 2013. Excludes Comerica Bank Tower. 2 Measured by fair value. 3 Based on annualized base rent. 2013 includes leases that are on a month-to-month basis. 4 Assumes that we will qualify for and exercise all extension options available under each debt instrument. Although we believe that we will qualify for these extension options, we cannot guarantee that we will meet the requirements to extend the notes upon initial maturity.

RISK FACTORS Past performance is not a guarantee of future results. Investing in real estate assets entails certain risks, including changes in: the economy, supply and demand, laws, tenant turnover, interest rates (including periods of high interest rates), availability of mortgage funds, operating expenses and cost of insurance. This investment will offer limited liquidity options to investors. Further, investing in DPF stock involves additional and substantial risks specific to DPF, including, among others, that: i. There is no public trading market for shares of DPF’s common stock, and DPF does not expect that there will ever be a public trading market for its shares, so redemption of shares will likely be the only way to dispose of your shares. ii. With respect to each of DPF’s Class A, Class W and Class I common stock, DPF’s share redemption program generally imposes a quarterly cap on net redemptions of up to 5% of the NAV of such class as of the last day of the previous quarter. DPF may also amend, suspend or terminate its share redemption program at any time. As a result, DPF’s shares have only limited liquidity and may become illiquid. Upon the commencement of DPF’s follow-on offering on July 12, 2012, DPF’s share redemption program was amended to start utilizing a portion of the proceeds raised in DPF’s new offering of Class A, Class W and Class I shares of common stock to enhance liquidity for Class E stockholders under the Class E Share Redemption Program. iii. A portion of the proceeds received in the public offering of Class A, Class W and Class I shares is intended to be used to redeem Class E shares, which will reduce the net proceeds available to retire debt or acquire additional properties, which may reduce DPF’s liquidity and profitability. iv.The purchase and redemption price for shares of DPF’s common stock will be based on the NAV of each class of common stock and will not be based on any public trading market. DPF’s NAV will not represent DPF’s enterprise value and may not accurately reflect the actual prices at which DPF’s assets could be liquidated on any given day. v. Some of DPF’s executive officers and directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in its advisor, its dealer manager, its property manager and/or other entities related to its advisor. As a result, they face conflicts of interest, including but not limited to conflicts arising from time constraints, allocation of investment opportunities and the fact that the fees its advisor will receive for services rendered to DPF will be based on DPF’s NAV, the procedures for which its advisor will assist its board of directors in developing, overseeing, implementing and coordinating. vi. If DPF fails to maintain its status as a REIT, it would adversely affect its results of operations and its ability to make distributions to its stockholders. vii. The amount of distributions DPF may make is uncertain. DPF has paid, and may continue to pay in the future, distributions from sources other than cash flow from operations. The sources from which DPF may pay distributions include, without limitation, the sale of assets, borrowings or offering proceeds (including the return of principle amounts invested). The use of these sources for distributions decreases the amount of cash DPF has available for new investments, repayment of debt, share redemptions and other corporate purposes, and could reduce your overall return. Prior to 2012, DPF’s distributions have historically exceeded its cash flow from operations. However, for the full year ended December 31, 2012 and the quarter ended March 31, 2013, distributions were funded solely from cash flow from operations. viii. DPF’s use of leverage increases the risk of loss on its investments. ix. Continued and prolonged disruptions in the U.S. and global credit markets could adversely affect DPF’s ability to finance or refinance investments and the ability of its tenants to meet their obligations, which could affect DPF’s ability to meet its financial objectives and make distributions. x. The payment of fees by DPF to its advisor, its property manager and its dealer manager will reduce the cash available for distribution and will increase the likelihood that investors are unable to recover the amount of their investment in DPF. xi.In connection with DPF’s offering, it incurs fees and expenses. In particular, DPF expects to incur primary dealer fees and organization and offering expenses, which will decrease the amount of cash it has available for operations and new investments and could negatively impact its NAV, its ability to pay distributions and your overall return. This material must be read in conjunction with the DPF prospectus in order to understand fully all of the implications and risks of the offering of securities to which it relates. This document must be preceded or be accompanied by a prospectus, which contains important information about DPF. This is neither an offer to sell nor a solicitation of an offer to buy the securities described in the DPF prospectus. The offering is being made only by the DPF prospectus. Neither the Securities and Exchange Commission nor any other state securities regulator has approved or disapproved of the securities or determined if the prospectus is truthful or complete. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of the offering. Any representation to the contrary is unlawful. DPF is not an investment company registered under the Investment Company Act of 1940. Dividend Capital Diversified Property Fund Inc. filed a registration statement (including a prospectus) for the offering to which this communication relates. Before you invest, you should read the prospectus contained in the registration statement and other documents Dividend Capital Diversified Property Fund Inc. has filed with the SEC for more complete information about Dividend Capital Diversified Property Fund Inc. and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Dividend Capital Diversified Property Fund Inc.’s most recent prospectus is available at www.dividendcapitaldiversified.com/investor-relations/. Dividend Capital Securities LLC, Distributor | Member FINRA | 518 17th Street, 17th Floor | Denver, CO 80202 Dividend Capital Diversified Property Fund website: dividendcapitaldiversified.com Dividend Capital website: dividendcapital.com